UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2016

(Date of Report: Date of earliest event reported)

NU-MED PLUS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-54808	45-3672530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

455 East 500 South, Suite 205, Salt Lake City, Utah 84111

 (Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code: (801) 746-3570

__________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c)).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2016, NUMED PLUS, INC., a Utah corporation (the “Company”) entered into an amended consulting agreement with Smith Corporate Services, Inc. (“SCS”).  SCS previously entered into a consulting agreement with the Company in November 2012 which ran for a period of one year and two amended consulting agreements on January 7, 2014 and October 2014, respectively.  The Company determined it needed additional services from SCS through October 2016.  See Item 3.02 below for more information.

Item 3.02 Unregistered Sales of Equity Securities.

On June 13, 2016, we issued two million five hundred thousand (2,500,000) shares of our common stock to SCS for its ongoing consulting work to the Company.  Since the Company has limited funds, the Company and SCS agreed the compensation for the services would be only shares of the Company’s common stock and not contain any cash consideration.  Based on the current lack of a market for the Company’s common stock and long term illiquid nature of the shares, the Company and SCS reached an agreement on the two million five hundred thousand (2,500,000) shares for the compensation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Table #

Title of Document

Location

10.1

Amended Consulting Contract - SCS

This Filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

NU-MED PLUS, INC.

By: /s/ Jeffrey L. Robins

Date: June 16, 2016

      Jeffrey L. Robins, CEO